Exhibit 10.33

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”), dated as of July 14, 2025 (the “Effective Date”), is entered into by and among DiamiR Biosciences Corp. a Delaware, U.S., incorporated company (the “Service Provider”) and Aptorum Therapeutics Limited (“Aptorum Therapeutics,” a Cayman Islands exempted company with limited liability and (Service Provider and Aptorum Therapeutics, each a “Party” and collectively, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Letter of Intent and Term Sheet (“Term Sheet”) between Service Provider and Aptorum Group Ltd. (“Aptorum Group”), a Cayman Islands exempted company with limited liability.

RECITALS

WHEREAS, Aptorum Therapeutics is a wholly owned subsidiary of Aptorum Group;

WHEREAS, Service Provider and Aptorum Group have entered into those certain “Definitive Agreements,” dated as of the date hereof (the “Definitive Agreements”), by and between the Service Provider and Aptorum Group;

WHEREAS, as a condition to the Definitive Agreements, the Service Provider desires to provide, certain services to Aptorum Therapeutics and Aptorum Therapeutics desires to accept and receive such services upon and subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Service Provider and Aptorum Therapeutics agree as follows:

ARTICLE I
MANAGEMENT SERVICES; COST

Section 1.01. Provision of Management Services. The Service Provider shall provide Aptorum Therapeutics with certain services necessary or useful to Aptorum Therapeutics identified on Schedule A hereto (collectively, the “Management Services”) from the Effective Date until the termination or expiration of this Agreement pursuant to Article IV. Service Provider will cause the Management Services to be performed in a commercially reasonable, professional, and workmanlike, in accordance with generally recognized industry standards for similar services. The Service Provider may not subcontract to a third party, or otherwise make arrangements for a third party, to provide to Aptorum Therapeutics any of the Management Services, without the prior written consent of Aptorum Therapeutics. Any Management Service may be modified only upon mutual written agreement between the Service Provider providing such Management Service and Aptorum Therapeutics. The Parties shall cooperate with each other during normal business hours on all matters relating to the provision and receipt of the Management Services.

Section 1.02. Expenses. Aptorum Therapeutics will be responsible for all Expenses of the Management Services under this Agreement. “Expenses” means all third-party costs and expenses incurred by the Service Provider that are attributable to Management Services provided to Aptorum Therapeutics, including (i) any general and administrative costs and expenses incurred by the Service Provider that are attributable to the provision of the Management Services and (ii) any travel expenses of the personnel providing the Management Services under this Agreement related to the Management Services.

Section 1.03. Invoicing and Payment. Service Provider shall invoice Aptorum Therapeutics for the cost of such Management Service (a “Management Service Fee”) in the amount set forth in Schedule A attached hereto, for each calendar month or any portion thereof, as applicable, within Ten (10) days following the end of such calendar month. Within fifteen (15) days following receipt of an invoice, Aptorum Therapeutics will pay, by wire transfer of immediately available funds, the Management Services Fee contained in such invoice. Aptorum Therapeutics shall pay the Management Fee in U.S. dollars. Notwithstanding the foregoing, in the event of a good faith dispute between Aptorum Therapeutics and Service Provider as to the amount invoiced, Aptorum Therapeutics shall notify Service Provider, within fifteen (15) days of receipt of any disputed invoice, of the disputed amount and the reason each such Management Service Fee is disputed by Aptorum Therapeutics. Service Provider shall provide to Aptorum Therapeutics records relating to the disputed amount so as to enable the Parties to resolve the dispute. The Parties shall use commercially reasonable efforts to resolve any such dispute promptly. Each Party agrees to maintain, and to cause its applicable Affiliates to maintain, books and records arising from or related to any Management Services provided hereunder that are accurate and complete in all material respects during the term of each Management Service and for a period of four (4) years following the termination or expiration of this Agreement, including but not limited to accounting records and documentation produced in connection with the rendering of any Management Service and in the calculation of any compensation payable pursuant hereto.

Section 1.04. Taxes. Any taxes arising from the execution of this Agreement and the completion of the Management Services shall be borne according to the applicable law.

ARTICLE II
INDEMNITY AND LIMITATIONS OF LIABILITY

Section 2.01. Indemnity by the Service Provider. Service Provider shall indemnify, defend and hold harmless Aptorum Therapeutics and its Affiliates and its and their respective officers, managers, agents, representatives, directors, employees, successors and assigns (collectively, the “Aptorum Therapeutics Indemnified Parties”) from and against any and all costs and expenses, losses, damages, claims, charges, suits, proceedings, costs of investigation, judgments, liens, deficiencies, taxes, interest, dues, penalties, fines, amounts paid in settlement, causes of action and liabilities (including reasonable attorneys’ fees, disbursements and expenses of litigation) (collectively, “Losses”) suffered, incurred, or sustained by a Aptorum Therapeutics Indemnified Party arising from, relating to, or in any way connected with, a third party claim arising from (i) a material breach of this Agreement by Service Provider, or (ii)  the negligence, willful misconduct or fraud of Service Provider in connection with the provision of Management Services under this Agreement..

Section 2.02. Indemnity by Aptorum Therapeutics. Aptorum Therapeutics shall indemnify, defend, and hold harmless, Service Provider and its Affiliates and its and their officers, managers, agents, representatives, directors, employees, successors and assigns (collectively, the “Service Provider Indemnified Parties”) from and against any and all Losses suffered, incurred, or sustained by a Service Provider Indemnified Party arising from, relating to, or in any way connected with, a third party claims arising from: (a) a material breach of this Agreement by Aptorum Therapeutics or; (b) the negligence, willful misconduct or fraud of Aptorum Therapeutics.

Section 2.03. Procedure. Ayn Party seeking indemnification under this shall promptly provide the indemnifying party with written notice of any claim, action or demand for which indemnification is claimed provided however that the failure to provide notice shall not preclude such indemnified party from such indemnification unless such failure adversely affects the indemnifying party’s rights. The indemnifying party shall be entitled to control the defense of any such claim, action or demand; provided, that the indemnified party may participate in any such claim, action or demand with counsel of its choice at its own expense; and provided, further, that indemnifying party shall not settle any claim, action or demand without the prior written consent of such indemnified party, such consent not to be unreasonably withheld or delayed. Each Party shall reasonably cooperate in the defense of such claim, action or demand.

Section 2.04. Limitation on Liability. Other than with respect to the indemnification obligations set forth in Sections 2.01, 2.02, and 2.03, in no event shall a Service Provider, its Affiliates and/or its or their respective directors, officers, employees, representatives or agents (collectively, the “Service Provider Parties”) or Aptorum Therapeutics and its officers, directors, employees, equity holders, agents, subsidiaries, representatives, successors, assigns and Affiliates (“Aptorum Therapeutics Parties”) be liable to one another, except in the case of negligence, fraud or willful misconduct of the other Party. In no event shall any Service Provider Parties or Aptorum Therapeutics Parties be liable for any (i) indirect, incidental, special, exemplary, consequential, or punitive, damages or (ii) damages for, or measured by, lost profits, diminution in value, multiple of earnings, or other any other similar measure.

ARTICLE III
COVENANTS AND OTHER AGREEMENTS

Section 3.01. Relationship of the Parties. Service Provider is providing the Management Services hereunder as an independent contractor. Nothing in this Agreement shall be deemed to constitute the Parties hereto as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor in any manner create any employer-employee or principal-agent relationship between any Aptorum Therapeutics Party on the one hand, and any Service Provider Party on the other hand (notwithstanding the fact that Aptorum Therapeutics and the Service Provider may have in common any officers, directors, stockholders, members, managers, employees, or other personnel).

Section 3.02. Intellectual Property Matters. Except as expressly provided for under the terms of this Agreement, to the extent that in connection with its provision of the Management Services, either Party provides, or provides access to, the other Party  and/or its Affiliates any intellectual property that is necessary to enable the other Party to provide or receive, as the case may be, such Management Service, such Party hereby grants to the other Party and/or its Affiliates, during the term of this Agreement, a non-exclusive, revocable, non-transferable, non-sublicensable, royalty-free, fully paid up license or sublicense (as applicable) to such intellectual property, to the extent necessary for each Party to provide or receive, as the case may be, the Management Services in accordance with this Agreement. If a Party creates any improvements or derivative works of the other Party’s intellectual property in the course of performing the Management Services, the other Party shall own all rights in the same.

Section 3.03. Network Access and Security. All interconnectivity by the Service Provider to the computing systems and/or networks of Aptorum Therapeutics, and all attempts at such interconnectivity, shall be only through the security gate-ways/firewalls of the Parties. Neither Party shall access, and the Parties shall take reasonable actions designed to prevent unauthorized Persons to access, the computing systems and/or networks of the other Party without the other Party’s express written authorization or except as otherwise authorized or reasonably required by the other Party pursuant to this Agreement, and any such actual or attempted access shall be consistent with any such authorization or this Agreement. Each Party shall use commercially reasonable efforts to maintain a prudent security program, consistent in all material respects with that used by the Service Provider immediately prior to the date of this Agreement, including appropriate physical, electronic and procedural safeguards, designed to (i) maintain the security and confidentiality of such Party’s systems and confidential information of the other Party on such systems, (ii) protect against any threats or hazards to the security or integrity of such Party’s systems, including the confidential, non-public and proprietary information of the other Party on such Party’s systems, and (iii) prevent unauthorized access to or use of such Party’s systems, including the confidential, non-public and proprietary information of the other Party on such Party’s systems.

Section 3.04 Confidential Information. The parties hereto acknowledge that in the general course of doing business under this Agreement, each party may disclose information to the other party that is deemed confidential and is not subject to disclosure to third parties. Unless previously indicated in writing by the party whose confidential information is being disclosed, all information disclosed by either party pursuant to this Agreement is to be considered strictly confidential including without limitation, information that is competitively sensitive, relates to past, present, or future business affairs, financial matters, marketing, pricing, confidential or non-public intellectual property, products, services, policies, and procedures, and any information that a party or such party’s Affiliate obtains from a third party if such third party treats the information as confidential (“Confidential Information”), and the parties hereto will use reasonable commercial efforts to maintain such information as strictly confidential and to require their respective officers, directors, employees, agents and other representatives to maintain the confidentiality of such information. The obligations of this Section 3.04 shall not apply, however, to any information which (i) is already in the public domain at the time of disclosure or later becomes available to the public through no breach of this Agreement by the recipient; (ii) was, as between the recipient and the disclosing party, lawfully in the recipient’s possession prior to receipt from the disclosing party without obligation of confidentiality; (iii) is lawfully received by the recipient independently from a third party free of any obligation of confidentiality; or (iv) is subsequently independently developed by the recipient as evidenced by its business records, provided that such exceptions shall apply to the information in the form obtained from such sources and not to the Confidential Information provided by the disclosing party. Notwithstanding the foregoing, each party shall have the right to disclose and disseminate Confidential Information to third parties as required by law or by a court order or at the request of a regulator having jurisdiction over such party, provided that prior to any such disclosure or dissemination, the party disclosing or disseminating the Confidential Information shall notify (if permitted by law or applicable regulatory agency) the other party and the other shall have the opportunity, at its own cost, to contest such disclosure or dissemination by appropriate proceedings.

ARTICLE IV
TERM AND TERMINATION

Section 4.01. Term.

(a) The Agreement shall commence on the date hereof and shall continue until the earlier (i) the closing of the transaction(s) contemplated by the Definitive Agreements; or (ii) December 31, 2025.

(b) Either Party may terminate this Agreement, and the rights of the other Party, by written notice to the other Party upon the occurrence of any of the following: (i) a Party has committed a material breach of this Agreement and fails to remedy such material breach within 15 days of receipt of written notice of such material breach; (ii) a Party is adjudicated insolvent and/or bankrupt, a receiver or trustee is appointed for such other Party or its property, a petition for reorganization or arrangement under any bankruptcy or insolvency law is approved for such other Party or its property or such other Party files a voluntary petition in bankruptcy or consents to the appointment of a receiver or trustee; (iii) a Party attempts to assign or transfer this Agreement in violation of Section 5.03; or (iv) for any or no reason by giving the other Party sixty (60) days’ prior written notice of its intention to do so.

Section 4.02. Effect of Termination. Other than as required by applicable law, upon termination of this Agreement pursuant to Section 4.01, the Service Provider and their respective Affiliates shall have no further obligation to provide any Management Services and Aptorum Therapeutics shall have no obligation to pay any additional fees; provided, that notwithstanding such termination, (i) Aptorum Therapeutics shall remain liable to the Service Provider for fees owed and payable in respect of Management Services provided prior to the effective date of the termination and (ii) the provisions of Article II, and Article V shall survive any such termination indefinitely.

Section 4.03. Re-performance. In the event of any material breach of this Agreement by Service Provider with respect to any material error or material defect in the provision of any Management Service, Service Provider shall use commercially reasonable efforts to promptly correct such material breach, material error or material defect or, at the request of Aptorum Therapeutics, re-perform such Management Service in a timely manner at the expense Service Provider; provided, that nothing in this Section 4.03 shall limit any other right or remedy of Aptorum Therapeutics hereunder.  Aptorum Therapeutics shall have no obligation under Section 1.01 to pay for the Management Service Fees for any such deficient Management Services until such errors have been corrected so that such Management Services, as corrected, satisfy the requirements of Section 1.01 or such Management Services have been re-performed in accordance with the requirements of Section 4.03.

ARTICLE V
MISCELLANEOUS

Section 5.01. Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by electronic means (including email), with affirmative confirmation of receipt, (c) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Service Provider to: DiamiR Biosciences Corp. Attn: Alidad Mireskandari, CEO 116 Village Boulevard, Suite 200 Princeton, New Jersey 08540 Email: [*]

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attention: Jonathan Deblinger, Esq.
Telephone No.: [*]
Email: [*]

If to Aptorum Therapeutics to: Aptorum Group Ltd. Attn: Ian Huen, CEO 17 Hanover Square United Kingdom W1S 1BN Email: [*]	with a copy (which will not constitute notice) to: Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 Attention: Louis Taubman, Esq. Telephone: [*] Email: [*]

Section 5.02. Entire Agreement. This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or referenced herein, constitutes the entire agreement and understanding of the Parties in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

Section 5.03. Successors; Assignments. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors. Except for the rights of the Service Provider Indemnified Parties and the Aptorum Therapeutics Indemnified Parties set forth in Article II, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Except as otherwise specifically provided herein, neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns.

Section 5.04. Counterparts; Headings. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

Section 5.05. Dispute Resolution. Each Party agrees to use its reasonable best efforts to resolve disputes under this Agreement by a negotiated resolution between the Parties.

Section 5.06 Governing Law; Waiver of Jury Trial. This Agreement, the entire relationship of the Parties and any legal matter arising hereunder between the Parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New Jersey, without giving effect to its choice of laws principles. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 5.07. Amendments; Waivers. This Agreement may not be amended, modified or waived as to any particular provision, except with the written consent of Aptorum Therapeutics and the Service Provider. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

Section 5.08. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided, that if any provision of this Agreement, as applied to either Party or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

Section 5.9. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement and each party has been represented, or had the opportunity to be represented by, counsel. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring either Party because of the authorship of any provision of this Agreement. The rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement and neither the drafting history nor the negotiating history of this Agreement may be used or referred to in connection with the construction or interpretation thereof. Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. All references to “dollars” and “$” are to the currency of the United States of America. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If either Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached will not detract from or mitigate the fact that such Party is in breach of the first representation, warranty, or covenant.

Section 5.10. Specific Performance. Each Party hereto agrees that irreparable damage would occur in the event that any provision of this Agreement was not performed by the other Party in accordance with the specific terms hereof or was otherwise breached, and that money damages or legal remedies may not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that each Party hereto shall be entitled to seek an injunction or restraining order to provider breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of the other Party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. Each Party, in seeking an injunction, a decree or order of specific performance, shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition and not in substitution for any other remedy to which each Party is entitled at law or in equity.

IN WITNESS WHEREOF, the Parties hereto have executed or caused this Management Services Agreement to be executed and delivered as of the day and year first above written.

DIAMIR BIOSCIENCES CORP.

By:	/s/ Alidad Mireskandari
Print Name:	Alidad Mireskandari
Title:	Chief Executive Officer

APTORUM THERAPEUTICS LIMITED

By:	/s/ Ian Huen
Name:	Ian Huen
Title:	Chief Executive Officer

Attachment: Exhibit “A”